Exhibit 5.1
March 16, 2026

PLAYSTUDIOS, Inc.
10150 Covington Cross Drive
Las Vegas, Nevada 89144
RE: REGISTRATION STATEMENT ON FORM S‑8

Ladies and Gentlemen:

I am General Counsel and Secretary of PLAYSTUDIOS, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the company in connection with the PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan (the “Plan”) and the registration under the Securities Act of 1933, as amended (the “Securities Act”), on Form S-8 (the “Registration Statement”) of 6,327,093 shares of the Company’s Class A Common Stock, $0.0001 par value (the “Shares”), which may be issued pursuant to the Plan.

In connection with the foregoing, I have examined such instruments, document, records, and matters of law as I have deemed necessary or appropriate for purposes the opinion expressed herein. In addition, I have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. As to certain factual matters relevant to this opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, I am of the opinion that, when the Registration Statement becomes effective under the Securities Act, the Shares, when delivered in accordance with the terms of the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is limited to matters governed by the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, and I express no opinion as to the effect of the laws of any other jurisdiction. In rendering the opinion expressed herein, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions. The opinion expressed herein is as of the date hereof, and I undertake no obligation to update such opinion or advise any party of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect the opinion expressed herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ Joel Agena
Joel Agena
General Counsel and Secretary